UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported) February 20, 1998


                                FRED MEYER, INC.
             (Exact name of registrant as specified in its charter)


           Delaware                    1-13339                    91-1826443
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(State or other jurisdiction of      (Commission                (IRS Employer
 incorporation or organization)        File No.)             Identification No.)


 3800 SE 22nd Avenue, Portland, Oregon                               97202
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(Address of principal executive offices)                           (Zip Code)


                                 (503) 232-8844
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

Item 5.  Other Events

     Fred Meyer, Inc. ("Fred Meyer" and, together with its consolidated subsidiaries after giving effect to the Mergers (as defined below), the "Company") has entered into an Agreement and Plan of Merger, dated as of November 6, 1997, as amended, which provides that Quality Food Centers, Inc. ("QFC") will become a wholly owned subsidiary of Fred Meyer. In addition, Fred Meyer, has entered into an Agreement and Plan of Merger, dated as of November 6, 1997, as amended, which provides that Food 4 Less Holdings, Inc. ("Ralphs/Food 4 Less") will become a wholly owned subsidiary of Fred Meyer. The QFC merger and the Ralph/Food 4 Less merger (the "Mergers") are independent transactions. Each of the Mergers is subject to shareholder approval and satisfaction of other closing conditions.

Recent Operating Results
------------------------

     Set forth below is certain information with respect to recent financial results of Fred Meyer, QFC and Ralphs/Food 4 Less. Fred Meyer's 1997 fiscal year ended on January 31, 1998, but Fred Meyer has not yet completed the preparation of its annual financial statements. Ralphs/Food 4 Less' 1997 fiscal year ended on February 1, 1998, but Ralphs/Food 4 Less has not completed the preparation of its annual financial statements. QFC issued an earnings report on February 4, 1998 with respect to its 1997 fiscal year ended December 27, 1997.

     Fred Meyer. Fred Meyer's comparable store sales for the 40 weeks ended November 8, 1997 increased 7.2% from the corresponding period in the prior fiscal year. Fred Meyer believes that the factors that contributed to Fred Meyer's strong comparable sales during the 40 weeks ended November 8, 1997 continued during Fred Meyer's fourth quarter of fiscal 1997.

     QFC. On February 4, 1998, QFC announced net sales of approximately $1.9 billion for the 52 weeks ended December 27, 1997, as compared to approximately $805 million for the 52 weeks ended December 28, 1996. QFC also announced that comparable store sales for fiscal 1997 increased 2% from fiscal 1996 and that net earnings for fiscal 1997 were approximately $40 million, as compared to approximately $25 million for fiscal 1996.

     Ralphs/Food 4 Less. Ralphs/Food 4 Less comparable store sales for the 36 weeks ended October 12, 1997 increased 2.2% from the corresponding period in the prior fiscal year. Management of Ralphs/Food 4 Less anticipates that Ralphs/Food 4 Less' sales in the fourth quarter of fiscal 1997 will decline slightly from the level reported in the fourth quarter of fiscal 1996. This decline is primarily attributable to an additional week in the prior year's period and a slight decrease in comparable store sales in the fourth quarter of fiscal 1997. Management of Ralphs/Food 4 Less expects that comparable store sales for all of fiscal 1997 will remain positive.


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
Liquidity and Capital Resources
-------------------------------

     Following the Mergers, the Company's principal source of liquidity will be cash generated from operations and new senior credit facilities (the "New Senior Credit Facilities"). If both Mergers are consummated, based on current information and subject to adjustment, Fred Meyer will issue an estimated 21.3 million shares of common stock to existing Ralphs/Food 4 Less stockholders and warrant holders and approximately 41.0 million shares of common stock to existing QFC shareholders in exchange for all of the outstanding stock and warrants of Ralphs/Food 4 Less and all of the outstanding stock of QFC. In addition, the Company expects to issue $1.5 billion of fixed term notes (the "Notes") if both Mergers are consummated. The net proceeds from the offering of the Notes will be used, together with the New Senior Credit Facilities, to refinance substantially all of the outstanding bank and public indebtedness of Fred Meyer, QFC and Ralphs/Food 4 Less, and a new lease facility (the "New Lease Facility") will be used to refinance a portion of Fred Meyer's operating leasing arrangements.

     The New Senior Credit Facilities will consist of (i) a $1.75 billion term loan facility (the "Term Loan Facility") and (ii) a $2.0 billion revolving credit facility (the "Revolving Credit Facility"). The New Lease Facility will consist of a $500 million facility. Principal repayments under the Term Loan Facility will amortize in quarterly installments commencing after the first full fiscal quarter following the closing of the refinancings through the final maturity of the Term Loan Facility in March 2003. The Revolving Credit Facility will be available for working capital and other general corporate purposes, and any outstanding amounts thereunder will become due in March 2003. The New Lease Facility will mature in March 2003 and will be available to refinance certain lease obligations and for the construction and/or acquisition of additional leased facilities.

     As of November 8, 1997, on a pro forma basis after giving effect to both Mergers and the refinancings, the Company would have had total indebtedness (including current maturities and capital lease obligations) and stockholders' equity of $5.3 billion and $2.1 billion, respectively. Total indebtedness consists of long-term debt, including borrowings under the New Senior Credit Facilities, the Notes and capitalized leases. Total indebtedness does not reflect certain commitments and contingencies of the Company, including operating leases under the New Lease Facility and other operating lease obligations. Total indebtedness should be read in conjunction with the historical consolidated financial statements, including the respective notes thereto, of each of Fred Meyer, QFC and Ralphs/Food 4 Less. The Company will have significant interest and principal repayment obligations (including with respect to the Notes) and significant rental payment obligations (including with respect to the New Lease Facility) and the ability of the Company to satisfy such obligations is subject to prevailing economic, financial and business conditions and to other factors, many of which are beyond the Company's control. A significant amount of the Company's borrowings and rental obligations will bear interest at floating rates (including borrowings under the New Senior Credit Facilities and obligations under the New Lease Facility), which will expose the Company to the risk of increased interest and rental rates.


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
     The Company expects that after giving effect to both Mergers and the refinancings, as of March 11, 1998, the Company would have $3.4 billion of borrowings and $137 million of letters of credit outstanding under the New Senior Credit Facilities. The Company would also have $303 million outstanding under the New Lease Facility. An additional $202 million is expected to be available for future borrowing under the Revolving Credit Facility. In addition, the Company expects to have available for the construction and/or acquisition of additional leased facilities $197 million under the New Lease Facility. Annual scheduled long-term debt maturities for the five fiscal years commencing fiscal 1998, on a pro forma basis, would be $28 million, $130 million, $289 million, $353 million, and $602 million, respectively. The Company's future level of borrowings and amounts of other obligations will be dependent upon cash flows from operations, the timing of disbursements, seasonality requirements and capital expenditure and leasing activity.

     As a result of the refinancings, the Company expects to record charges in the first quarter of 1998 of approximately $220 million, net of income taxes, consisting of the prepayment penalties and write off of deferred financing costs associated with the refinancings. In addition, the Company intends to write off certain Merger related expenses. The amount of the charge has not been quantified and is not reflected in the summary unaudited pro forma condensed combined financial statements included in the proxy materials distributed to stockholders of Fred Meyer, QFC and Ralphs/Food 4 Less in connection with obtaining stockholder approval of the Mergers.

     The Company's anticipated capital expenditures are scheduled to be approximately $665 million in 1998. In addition to expenditures relating to the integration of Fred Meyer, Ralphs/Food 4 Less and QFC, the Company's 1998 capital expenditure plan currently includes the construction of 40 new stores and the remodeling of 60 of its existing stores. Capital expenditures do not include construction or acquisition of additional leased facilities funded under the New Lease Facility or other operating lease facilities.

     After giving effect to the Mergers, the book value of land and buildings owned by Company is expected to be approximately $1.4 billion; this does not give effect to the required fair valuation of Ralphs/Food 4 Less land and buildings in connection with purchase accounting for the Ralphs/Food 4 Less Merger.

     The Company anticipates that cash flow from operations and availability under the New Senior Credit Facilities will be sufficient to provide financing for anticipated capital expenditures, working capital and scheduled debt service requirements through the remainder of fiscal 1998. The Company also has available an additional $1 billion of debt securities through its shelf registration statement.

Year 2000
---------

     The Company has performed an analysis and is modifying its computer software to address the year 2000 issues. Management believes that all software modifications necessary to operate and effectively manage the Company will be performed by the year 2000 and that related costs


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
will not have a material impact on the results of operations, cash flow, or financial condition of future periods.

Forward-Looking Statements
--------------------------

     Certain information set forth in this Form 8-K contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include information regarding the Company's financial conditions following the Mergers and the Company's plans for future operations, store expansion and remodeling and capital expenditures. From time to time the Company may issue additional forward-looking statements. The following factors are among the principal factors that could cause actual results to differ materially from the forward-looking statements: one or both of the Mergers may not be consummated; business and economic conditions generally and in the regions in which the Company's stores are located, including the rate of inflation; population, employment and job growth in the Company's markets; demands placed on management by the substantial increase in the combined Company's size; loss or retirement of senior management of the Company or of its principal operating subsidiaries after giving effect to the Mergers; changes in the availability of debt or equity capital and increases in borrowing costs or interest rates, especially since a substantial portion of the Company's borrowings, after the Mergers, will bear interest at floating rates; competitive factors, such as increased penetration in the Company's markets by large national food and nonfood chains, large category-dominant stores and large national and regional discount retailers (whether existing competitors or new entrants) and competitive pressures generally, which could include price-cutting strategies, store openings and remodels; results of the Company's programs to decrease costs as a percent of sales; increases in labor costs and deterioration in relations with the union bargaining units representing the Company's employees; unusual weather; unanticipated costs or unanticipated consequences relating to the Mergers and integration strategy and any delays in the realization thereof; adverse determinations by federal or state regulatory authorities, including adverse determinations in connection with the Mergers or other acquisitions; operational inefficiencies in distribution or other Company systems, including any that may result from the Mergers; issues arising from addressing year 2000 computer issues; legislative or regulatory changes adversely affecting the business in which the companies are engaged; and other opportunities or acquisitions which may be pursued by the Company. Forward-looking statements contained herein speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions to any forward-looking


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
statements which may be made to reflect subsequent events or circumstances or to reflect the occurrence of unanticipated events.

     Dated: February 20, 1998

                                       RED MEYER, INC.



                                       By: DAVID R. JESSICK
                                           -------------------------------------
                                           David R. Jessick
                                           Senior Vice President and
                                           Chief Financial Officer


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